Exhibit 99.3





INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd., L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



January 23, 1998
St. Louis, Missouri

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


ASSETS                                                1997              1996

CASH AND CASH EQUIVALENTS                        $    865,287      $    797,225

ACCOUNTS RECEIVABLE                                   115,038           175,325

PREPAID EXPENSES
                                                       10,520            10,822

INVESTMENT PROPERTY (Note 3):
  Land                                              1,946,169         1,946,169
  Buildings and improvements                        8,447,027         8,304,934
                                                 ------------      ------------

                                                   10,393,196        10,251,103
  Less accumulated depreciation                    (4,731,841)       (4,415,352)
                                                 ------------      ------------

                                                    5,661,355         5,835,751

DEFERRED EXPENSES - At amortized cost
                                                       61,295            64,243
                                                 ------------      ------------

TOTAL                                            $  6,713,495      $  6,883,366
                                                 ============      ============


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses          $    108,209      $    109,505
  Accrued real estate taxes                           184,936           170,698
  Refundable tenant deposits                          120,017           114,871
  Mortgage note payable (Note 3)                    1,197,000         1,261,800
                                                 ------------      ------------

           Total liabilities                        1,610,162         1,656,874

PARTNERS' EQUITY                                    5,103,333         5,226,492
                                                 ------------      ------------

TOTAL                                            $  6,713,495      $  6,883,366
                                                 ============      ============


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------------

                                                                1997           1996           1995
REVENUES:
  Rental and other income (Note 4)                           $1,772,253     $1,778,074     $1,688,761
  Interest
                                                                 23,406         20,295         18,535
                                                             ----------     ----------     ----------

          Total revenues                                      1,795,659      1,798,369      1,707,296
                                                             ----------     ----------     ----------

EXPENSES:
  Interest                                                      117,437        121,761        135,108
  Depreciation and amortization                                 443,004        466,190        495,353
  Real estate taxes                                             273,703        247,299        200,374
  Property management fees - related party                      107,130        107,341        102,349
  Repairs and maintenance                                       127,354        157,423        118,917
  Utilities                                                     108,281        135,789        120,171
  Other operating expenses (includes $25,000 in each
    year to related party)                                      425,619        387,281        347,248
                                                             ----------     ----------     ----------

          Total expenses                                      1,602,528      1,623,084      1,519,520
                                                             ----------     ----------     ----------

NET INCOME                                                   $  193,131     $  175,285     $  187,776
                                                             ==========     ==========     ==========

NET INCOME ALLOCATION:
  General partners                                           $   30,127     $   29,947     $   20,680
  Limited partners                                              163,004        145,338        167,096

LIMITED PARTNERS DATA:
  Net income per unit                                        $    10.74     $     9.57     $    11.01
                                                             ==========     ==========     ==========
  Cash distributions - investment income per unit            $    10.74     $     9.57     $    11.01
                                                             ==========     ==========     ==========

  Cash distributions - return of capital per unit            $     8.01     $     9.18     $     1.49
                                                             ==========     ==========     ==========

  Weighted average limited partnership units outstanding         15,180         15,180         15,180
                                                             ==========     ==========     ==========


See notes to financial statements.

                                                  -20-

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


                                        Limited       General
                                        Partners      Partners        Total

BALANCE (DEFICIT), JANUARY 1, 1995    $ 5,476,372   $   (85,802)  $ 5,390,570

  Net income                              167,096        20,680       187,776

  Cash distributions                     (189,767)      (21,090)     (210,857)
                                      -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1995    5,453,701       (86,212)    5,367,489

 Net income                               145,339        29,946       175,285

  Cash distributions                     (284,654)      (31,628)     (316,282)
                                      -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1996    5,314,386       (87,894)    5,226,492

  Net income                              163,004        30,127       193,131

  Cash distributions                     (284,625)      (31,665)     (316,290)
                                      -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1997  $ 5,192,765   $   (89,432)  $ 5,103,333
                                      ===========   ===========   ===========


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------------

                                                        1997        1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $ 193,131   $ 175,285   $ 187,776
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                     405,604     415,470     439,626
      Amortization of deferred expenses                 37,400      50,720      55,727
      Net changes in accounts affecting operations:
        Accounts receivable                             60,287     (58,325)     (8,019)
        Prepaid expenses                                   302        (572)    (10,250)
        Deferred expenses                              (34,452)     (7,333)    (41,717)
        Accounts payable and accrued expenses           (1,296)     36,955         (95)
        Accrued real estate taxes                       14,238      18,433      (6,080)
        Refundable tenant deposits                       5,146       4,750      11,159
                                                     ---------   ---------   ---------

          Net cash provided by operating activities    680,360     635,383     628,127
                                                     ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                (231,208)   (113,980)   (444,649)
                                                     ---------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                      (316,290)   (316,282)   (210,857)
  Payments on mortgage note payable                    (64,800)    (64,800)    (60,600)
                                                     ---------   ---------   ---------

          Net cash used in financing activities       (381,090)   (381,082)   (271,457)
                                                     ---------   ---------   ---------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                           68,062     140,321     (87,979)

CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                                 797,225     656,904     744,883
                                                     ---------   ---------   ---------

CASH AND CASH EQUIVALENTS, END OF YEAR               $ 865,287   $ 797,225   $ 656,904
                                                     =========   =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid for interest               $ 117,437   $ 132,787   $ 135,443
                                                     =========   =========   =========


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downer's Grove, Illinois (Oak Grove Commons) which generated 49.6% of rental and other income for the year ended December 31, 1997, and an office complex in Leawood, Kansas (Leawood Fountain Plaza) which generated 50.4% of rental and other income for the year ended December 31, 1997.

      The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza.

      The Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The corporate general partner was a partially-owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. Another individual general partner's spouse was a shareholder of Nooney Company. Nooney Company was also an economic assignee of the general partnership interests of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. On October 31, 1997, Nooney Company sold its 75% interest in Nooney Income Investments, Inc., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly-owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership. The Partnership continues to pay management fees to Nooney, Inc. Property management fees paid to Nooney Krombach
      Company were $90,260, $107,341 and $102,349 for the years ended December 31, 1997, 1996 and 1995, respectively. Property management fees paid to Nooney, Inc. in 1997 were $16,870. Additionally, the Partnership paid Nooney Krombach Company $20,833 in 1997 and $25,000 in 1996 and 1995 as reimbursement for management services and indirect expenses in connection with the management of the Partnership. The Partnership paid Nooney, Inc. $4,167 in 1997 for these same reimbursement items.

      The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

      Investment property is recorded at the lower of cost or net realizable value. Impairment is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property.

      Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

      Deferred expenses consist of lease fees amortized over the terms of their respective leases.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1997 accounts receivable include approximately $42,000 ($58,000 in 1996) of accrued rent concessions which is not yet due under the terms of various lease agreements.

      Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

      For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and
      (3) above exceeds 1% of net operating cash income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

      Certain reclassifications have been made to the prior year's financial statements to conform with current year presentation.

3.    MORTGAGE NOTE PAYABLE

      Mortgage note payable at December 31 consists of the following:

                                                           1997        1996

        Note payable to bank, principal due in
          monthly installments of $5,400 plus
          interest at 1% over the bank's prime
          rate (8.5% at December 31, 1997) to
          July 1998 when remaining principal
          is due                                        $1,197,000  $1,261,800
                                                        ==========  ==========

      The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $3,047,000 at December 31, 1997.

      Management intends to refinance the note payable under similar terms by extending the due date.

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt.

4.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1997 are as follows:

        1998                                                     $  1,472,000
        1999                                                          957,000
        2000                                                          497,000
        2001                                                          238,000
        2002                                                          118,000
        Thereafter                                                    203,000
                                                                 ------------

                  Total                                          $  3,485,000
                                                                 ============

      In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. The income is recorded in the same period that the related expense is incurred. Tenant participation in expenses included in revenues approximated $36,000 for the years ended December 31, 1997 and 1996 and $13,400 for the year ended December 31, 1995.Contingent rentals were not significant for the years ended December 31, 1997, 1996 and 1995.

5.    FEDERAL INCOME TAX STATUS

      The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                                    Financial         Income
                                                    Statement          Tax

        1997:
          Net income (loss)                      $     193,131     $    (59,230)
          Partners' equity                           5,103,333        6,541,529

        1996:
          Net income (loss)                      $     175,285     $   (568,354)
          Partners' equity                           5,226,492        6,917,049

        1995:
          Net income (loss)                      $     187,776     $   (188,391)
          Partners' equity                           5,367,489        7,801,685


                                   * * * * * *

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------

The  reconciliation of partners' equity (deficit)  between financial  statements and income tax basis is as follows:

                                                                December 31, 1997                       December 31, 1996
                                                     -------------------------------------  --------------------------------------
                                                       Limited       General                   Limited      General
                                                       Partners      Partners      Total       Partners     Partners      Total

Balance per statement of partners' equity (deficit) $  5,192,765  $  (89,432) $  5,103,333  $  5,314,386  $  (87,894) $  5,226,492

Add:
  Selling commissions and other offering costs
    not deducted for income tax purposes               1,822,322        --       1,822,322     1,822,322        --       1,822,322

  Prepaid rents included in income for income
    tax purposes                                          (1,087)        (11)       (1,098)       (1,087)        (11)       (1,098)

  Writedown of investment property not recognized
    for income tax purposes                            3,050,874      31,126     3,082,000     3,050,874      31,126     3,082,000
                                                    ------------  ----------  ------------  ------------  ----------  ------------

                                                      10,064,874     (58,317)   10,006,557    10,186,495     (56,779)   10,129,716

Less:
  Excess depreciation deducted for income tax
    purposes                                           3,388,328      34,559     3,422,887     3,123,273      31,854     3,155,127

  Rent concessions not recognized for income
    tax purposes                                          41,719         422        42,141        56,959         581        57,540
                                                    ------------  ----------  ------------  ------------  ----------  ------------

Balance (deficit) per tax return                    $  6,634,827  $  (93,298) $  6,541,529  $  7,006,263  $  (89,214) $  6,917,049
                                                    ============  ==========  ============  ============  ==========  ============



                                                                December 31, 1995
                                                     -------------------------------------
                                                       Limited       General
                                                       Partners      Partners      Total

Balance per statement of partners' equity (deficit) $  5,453,701  $  (86,212) $  5,367,489

Add:
  Selling commissions and other offering costs
    not deducted for income tax purposes               1,822,322        --       1,822,322

  Prepaid rents included in income for income
    tax purposes                                          (1,087)        (11)       (1,098)

  Writedown of investment property not recognized
    for income tax purposes                            3,050,874      31,126     3,082,000
                                                    ------------  ----------  ------------

                                                      10,325,810     (55,097)   10,270,713

Less:
  Excess depreciation deducted for income tax
    purposes                                           2,364,274      24,120     2,388,394

  Rent concessions not recognized for income
    tax purposes                                          79,820         814        80,634
                                                    ------------  ----------  ------------

Balance (deficit) per tax return                    $  7,881,716  $  (80,031) $  7,801,685
                                                    ============  ==========  ============

                                                           -27-

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

                   Column A                                            Column B                         Column C
                   --------                                            --------                         --------


                                                                                               Initial Cost to Partnership
                                                                                      --------------------------------------------
                                                                                                      Buildings and
                  Description                                         Encumbrances        Land        Improvements        Total
Oak Grove Commons Office/Warehouse Complex
 Downers Grove, Illinois                                              $  1,197,000    $    936,122    $  4,282,447    $  5,218,569

Leawood Fountain Plaza Office Complex
 (76% undivided interest),
 Leawood, Kansas                                                              --         1,010,147       6,306,050       7,316,197
                                                                      ------------    ------------    ------------    ------------

            Total                                                     $  1,197,000    $  1,946,269    $ 10,588,497    $ 12,534,766
                                                                      ============    ============    ============    ============

                                                                       Column D                         Column E
                                                                       --------                         --------

                                                                         Costs                    Gross Amount at Which
                                                                      Capitalized               Carried at Close of Period
                                                                       Subsequent     --------------------------------------------
                                                                           to                         Buildings and
                  Description                                        Acquisition(1)         Land       Improvements        Total
Oak Grove Commons Office/Warehouse Complex
 Downers Grove, Illinois                                              $    (83,723)   $    936,122    $  4,198,724    $  5,134,846

Leawood Fountain Plaza Office Complex
 (76% undivided interest),
 Leawood, Kansas                                                        (2,057,847)      1,010,047       4,248,303       5,258,350
                                                                      ------------    ------------    ------------    ------------

            Total                                                     $ (2,141,570)   $  1,946,169    $  8,447,027    $ 10,393,196
                                                                      ============    ============    ============    ============

                                                                        Column F       Column G      Column H        Column I
                                                                      ---------------------------   ---------  ---------------------
                                                                                                                   Life on Which
                                                                                                                    Depreciation
                                                                       Accumulated      Date of        Date      in Latest Income
                                                                       Depreciation   Construction   Acquired  Statement is Computed
Oak Grove Commons Office/Warehouse Comples
 Downers Grove, Illinois                                               $  2,087,500    1972, 1976     1/24/84         30 years

Leawood Fountain Plaza Office Complex
 (76% undivided interest),
 Leawood, Kansas                                                          2,644,341    1982, 1983     2/20/85         30 years
                                                                       ------------

          Total                                                        $  4,731,841
                                                                       ============

(1) Amounts shown are net of assets written-off and the following writedowns:

        Oak Grove Commons Office/Warehouse Complex                     $     693,000
        Leawood Fountain Plaza Office Complex                              2,389,000


                                                                                                                        (Continued)

                                                                   -28-

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------

                                                       1997            1996           1995
(A) Reconciliation of amounts in Column E:

        Balance at beginning of period            $ 10,251,103    $ 10,201,163    $  9,904,782

        Add - Cost of improvements                     231,208         113,980         444,649

        Less - Cost of disposals                       (89,115)        (64,040)       (148,268)
                                                  ------------    ------------    ------------

        Balance at end of period                  $ 10,393,196    $ 10,251,103    $ 10,201,163
                                                  ============    ============    ============

(B) Reconciliation of amounts in Column F:

        Balance at beginning of period            $  4,415,352    $  4,063,922    $  3,772,564

        Add - Provision during the period              405,604         415,470         439,626

        Less - Depreciation on disposals               (89,115)        (64,040)       (148,268)
                                                  ------------    ------------    ------------

        Balance at end of period                  $  4,731,841    $  4,415,352    $  4,063,922
                                                  ============    ============    ============

(C) The aggregate cost of real estate owned for
        federal income tax purposes               $ 13,475,196    $ 13,333,103    $ 13,283,163
                                                  ============    ============    ============


                                                                                      (Concluded)

                                                 -29-